CONSULTING AGREEMENT

Employment Agreement dated as of January 1, 2001, between Mr. I. Roy Cohen ("Consultant"), an individual residing at Gracemere, Tarrytown, New York 10591, and Alpharma Inc., a Delaware corporation (the "Company") the principal place of business of which is One Executive Drive, Fort Lee, New Jersey 07024.

WHEREAS, Consultant has for many years served the Company, formerly as the chief executive officer and continuing as a consultant, and has contributed to the growth of the Company;

WHEREAS, the Company desires to assure itself of the continued valuable services of Consultant and Consultant desires to provide such services to the Company, all on the terms and conditions set forth herein:

NOW THEREFORE, it is mutually agreed as follows:

  General Agreement.

    Consultant agrees that during the term of this Agreement (the "Term") he will continue to provide services to the Company and its subsidiaries and will refrain from providing services to or assisting any other competitor of the Company or its subsidiaries, all as herein provided; and, as consideration therefore, the Company agrees to pay the compensation and fees, and provide the benefits, to Consultant (or, in the event of the death of Consultant, to the persons named in section 6 below) herein provided.

    During the Term hereof Consultant shall, as an independent contractor and not as an employee, be a special consultant to the Company. In such capacity, Consultant will make himself available to provide at least ten (10) days of consultation to the Company during each year of the Term. The Company's Chief Executive Officer may request, that Consultant provide more than ten (10) days of consultancy services during each year of the Term. If the Consultant agrees to provide such additional services, all of the terms and conditions of this Agreement, including the payment required by Section 3(a) shall apply.

    The amount, timing and location of Consultant's services shall be mutually acceptable to Consultant and the Company's then Chief Executive Officer, each of whom shall use reasonable efforts to accommodate the requests and needs of the other person. Consultant agrees, if elected as such, to serve as a director for the Company and/or Chairman of the Executive Committee and/or such other committee position to which he may be elected to during the Term and, if so elected, shall receive the normal compensation related to such positions in addition to the fees payable to him hereunder as a consultant.

  Duration of Term. The Term hereof shall commence on the date hereof and continue through December 31, 2001 and, if extended pursuant to the terms hereof, from year to year thereafter. For one or more years after 2001, either party hereto may indicate that it desires to extend the Term of this Agreement for an additional year by giving the other party written notice of such desire at least sixty (60) days prior to the end of the Term ("Extension Notice"). The Term shall be so extended for an additional year unless the party receiving the Extension Notice gives the other party written notice that it does not desire to extend the Term.

  Compensation.

    As consideration for Consultant's services and non-competition agreement during the Term, the Company shall pay Consultant (pursuant to the payment schedule referred to below) consideration of $3,775 for each day the Consultant provides services hereunder. Such consideration shall be paid to Consultant from time to time during the Term no later than thirty (30) days after the performance of services hereunder.

    For purposes of section 3(a) hereof a "day" shall refer to any day during which Consultant performs any consulting service to the Company; without regard to the actual number of hours of consultation; provided that any day during which Consultant is requested or required to travel in connection with performing consulting services to the Company shall be considered a day of availability, without regard to whether consulting services are actually performed on that day. For purposes of this section 3(b) and section 1(b) "consultation" may encompass any of the duties or responsibilities expected of an executive of the Company (including business entertainment), and shall not necessarily be limited to activities conventionally viewed as constituting "consulting".

    During the CEO Term and, except to the extent that independent contractors or retired employees would then be precluded by law from receiving stock options or similar benefits, during the Consultant Term, Consultant shall be entitled to receive such bonuses, stock options, stock option equivalents or similar benefits as are from time to time awarded by the Board of Directors of the Company in recognition of the services, efforts and contributions of Consultant and the income and prospects of the Company.

4. Benefits. During the Term, the Company shall provide Consultant with:

    An automobile allowance of $27,230 per annum;

    Reimbursement for reasonable expenses of having his spouse accompany him on any international or extended domestic business travel on behalf of the Company, it being understood that Consultant shall not be required to travel outside the United States more than four (4) or five (5) times a year;

    Medical and hospitalization insurance coverage (whether under the group or Company program or by separate coverage, if necessary) not less favorable to Consultant than that provided to the Company's other senior executives at the date of this Agreement;

    An allowance of $10,000 per annum for financial planning services.

    Reimbursement for all business expenses reasonably incurred in performing his responsibilities hereunder, subject to such documentation as the Company shall reasonably request.

    5. Termination by the Company; Disability; Death. If the termination, death or disability of Consultant occurs during the Term, the Company shall continue to make the remaining payments to Consultant (or, unless he shall otherwise have advised the Company in writing, his wife, Joan Allen Cohen) in accordance with section 3(a) above.

      Termination by Consultant. Consultant shall have the right to terminate the Term upon six (6) months written notice to the Company. Upon termination of the Term, each party's obligations hereunder shall terminate, except that the provisions of sections 5 and 7 shall continue in full force and effect.

      Trade Secrets and Non-Competition. Other than as required to perform his duties in accordance with this Agreement and for purposes of furthering the business of the Company, consultant shall not at any time during or after the Term of this Agreement use or cause to be used, or disclose to any person, any customer list, trade secret or other confidential information of the Company or any subsidiary of the Company obtained by him as a result of his employment with or relationship to the Company or any subsidiary of the Company. Prior to the end of the Term of this Agreement Consultant shall not engage or participate, directly or indirectly, in any manner (whether as owner, stockholder, employee, director, consultant, agent or otherwise) in any business or businesses which (i) manufactures or markets any products which are competitive with any products manufactured or marketed by the Company or a subsidiary of the Company over which Consultant has executive or supervisory authority at any time during the CEO Term in any country where the Company or a subsidiary of the Company engaged in business during the CEO Term or (ii) manufactures or markets any products, or renders any service, with respect to which Consultant has provided consulting services during the Consultant Term (provided Consultant may own publicly traded debt securities or less than 5% of the equity securities of any publicly traded corporation). Consultant agrees that any breach, violation or evasion by Consultant of the terms of this section 8 will result in immediate and irreparable injury and harm to the Company, and will cause damage to the Company in amounts difficult to ascertain. Accordingly, the company shall be entitled to the remedies of injunction and specific performance, as well as other legal or equitable remedies, in the event Consultant materially breaches this section 7. In addition, to such other legal rights and remedies as the Company may have, any material breach of this section shall terminate any remaining obligation of the Company to make any payments hereunder, other than payments due under section 3(d).

      Miscellaneous.

    Assignability. This Agreement may not be assigned by the Company except to the successor of the Company's business substantially as a whole. Such assignment will not relieve the Company from any of the obligations under this Agreement.

    Governing Law. This Agreement shall be construed as having been entered into by the laws of the State of New Jersey.

    Severability. In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, the Agreement or any such provision or provisions shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

    Authorization. This Agreement, and the payments and relationships contemplated hereby, have been properly authorized by the Compensation Committee of the Board of Directors of the Company pursuant to the resolutions attached hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Alpharma Inc.

Date: _________________                By : _________________________

Ingrid Wiik

President & Chief Executive Officer

Date : _________________                    ______________________________

I. Roy Cohen